Nicor Inc.
                                                          Nicor Gas Company
                                                          Form 8-K
                                                          Exhibit 99.1

                                                           NEWS RELEASE




 FOR IMMEDIATE RELEASE          FOR MORE INFORMATION
 November 21, 2003              Contact: Mark Knox, re: N-903
                                630 305-9500, ext. 2529

 NICOR ANNOUNCES KEY EXECUTIVE APPOINTMENTS

 Naperville, IL - Nicor Inc. (NYSE: GAS) today announced that its Board of Directors has elected Russ Strobel to chief executive officer of Nicor Gas and Richard Hawley as chief financial officer of Nicor Inc. and Nicor Gas.

 Strobel, currently president of Nicor Inc. and Nicor Gas, will now assume the additional responsibilities of chief executive officer of the company's largest entity, Nicor Gas. Strobel will continue to report to Nicor Inc.'s chairman and chief executive officer, Thomas Fisher, who previously held the CEO title at Nicor Gas.

 "Russ has provided leadership, vision and sound business judgment that will be instrumental in the future growth of our companies," said Fisher. "I am pleased to make this announcement and firmly believe this appointment will benefit our shareholders, our customers and our employees."

Strobel began his career with Nicor in December 2000 as senior vice president, general counsel and secretary. In February 2002, Strobel became executive vice president with the additional responsibility for diversified ventures. In October of the same year, he was promoted to president of Nicor Inc. and Nicor Gas.

Prior to Nicor, he was a partner with the law firms of Jenner & Block, and Friedman & Koven. He received a Bachelor of Arts degree from Northwestern University and earned his juris doctor, magna cum laude from the University of Illinois, where he was elected to the Order of the Coif.

New Chief Financial Officer Joins Nicor
---------------------------------------
Nicor Inc. also announced today that effective December 8, 2003, Richard Hawley will join the company as executive vice president and chief financial officer of Nicor Inc. and Nicor Gas. Hawley will be directly responsible for all of the company's finance, accounting, treasury, investor relations and information technology activities. Hawley will report to Strobel. Kathy Halloran, executive vice president, who formerly held these responsibilities, will now focus on her new role as chief risk officer reporting to Fisher.

"I am delighted that Rick will be joining Nicor's management team," said Strobel. "Rick brings a tremendous amount of financial expertise and industry experience, both from his prior roles as partner in a major accounting firm and as the CFO for a publicly-traded energy company. Rick will play a critical role in developing and executing our business strategies and providing the highest degree of integrity in our financial reporting.

Hawley, 54, was formerly the chief financial officer for Puget Energy, Inc., Bellevue, Washington and its natural gas and electricity subsidiary Puget Sound Energy, Inc. Previously, Hawley spent 25 years at PricewaterhouseCoopers, where he held various positions, including partner, responsible for serving clients in a broad range of industries, notably large publicly-held companies in the utility sector.

"I am very excited about the opportunity to work with the management team of Nicor and honored to be entrusted with these important responsibilities. I look forward to joining the leadership of the organization and the opportunity to influence the company's future direction," Hawley said.

Hawley holds a Bachelor of Arts degree, summa cum laude, in business administration from the University of Washington. He is also a certified public accountant.

A summary of the business unit realignments resulting from today's announcements is as follows:

Rocco D'Alessandro, senior vice president operations for Nicor Gas, which includes customer services, natural gas distribution and supply, engineering and technical services and measurement, formerly reporting to Fisher, will now report to Strobel.

Kathy Halloran, executive vice president and chief risk officer, who formerly reported to Strobel will now report to Fisher. As chief risk officer, Halloran will continue developing and implementing an enterprise-wide, integrated risk management program for all aspects of the company. Halloran will also be responsible for internal auditing, which formerly reported directly to Fisher.

Key officers directly under Fisher's direction in addition to Strobel and Halloran are Claudia Colalillo, senior vice president human resources and corporate communications, and Rick Murrell, president and chief executive officer, Tropical Shipping.

In addition to Hawley and D'Alessandro, key officers reporting to Strobel are Daniel Dodge, senior vice president diversified ventures and corporate planning, and Paul Gracey, Jr., vice president, general counsel and secretary.

Key officers directly under Hawley's direction are George Behrens, vice president administration and treasurer, Jeffery Metz, vice president and controller and Barbara Zeller, vice president information services.

All other indirect officer's reporting relationships within the company remain unchanged.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the S&P 500. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region. Nicor also owns and has equity interests in several energy-related businesses. For more information, visit the Nicor website at www.nicor.com.

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the earnings expectations of Nicor Inc., its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of the results of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas and fuel prices; fair value accounting adjustments; health care costs; insurance costs; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; Caribbean tourism; energy conservation; legislative and regulatory actions, results, or adjustments; additional adjustments related to Nicor's retail energy marketing joint venture; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles; performance of major suppliers and contractors; and acts of terrorism. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.